Exhibit 10.1

SENIOR TERM LOAN AGREEMENT

dated as of December 19, 2003

among

HUGHES SUPPLY, INC.

as Borrower

LEHMAN COMMERCIAL PAPER INC.,

SUNTRUST BANK

AND EACH OF THE OTHER LENDERS

FROM TIME TO TIME PARTY HERETO

SUNTRUST BANK

as Administrative Agent

and

LEHMAN BROTHERS INC.

SUNTRUST ROBINSON HUMPHREY

a division of SunTrust Capital Markets, Inc.,

as Arrangers

Section 11.19. Distribution or Notice to Representative.	74

Section 11.20. Automatic Amendments and Modifications to this Agreement	74

Section 11.21. Other Provisions Related to the Credit Agreement	75

Schedules

Schedule 4.5	-	Environmental Matters
Schedule 4.14	-	Subsidiaries
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 7.6	-	Planned Surplus Real Property Dispositions

v

Exhibits

Exhibit A	-	Form of Term Loan Note
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Subsidiary Guarantee Agreement
Exhibit D	-	Form of Indemnity, Subrogation and Contribution Agreement

Exhibit 2.3	-	Form of Notice of Term Loan Borrowing
Exhibit 2.9	-	Form of Continuation/Conversion
Exhibit 3.1(b)(iv)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(viii)	-	Form of Officer’s Certificate
Exhibit 3.1(b)(ix)	-	Form of Solvency Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

SENIOR TERM LOAN AGREEMENT

THIS SENIOR TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2003, by and among HUGHES SUPPLY, INC. a Florida corporation (“Hughes Supply” or the “Borrower”), LEHMAN COMMERCIAL PAPER INC. (“LCPI”), SUNTRUST BANK (“STB”) and each of the several other banks and financial institutions from time to time party hereto (collectively, the “Lenders”), LEHMAN BROTHERS INC. (“LBI” and together with LCPI, collectively, “Lehman”) and SUNTRUST ROBINSON HUMPRHEY, a division of SunTrust Capital Markets (“STRH” and together with STB, collectively, “SunTrust”), in their capacities as exclusive joint advisors, joint book managers and joint lead arrangers (the “Arrangers”) and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower proposes to acquire (the “Acquisition”) all of the issued and outstanding common stock of Century Maintenance Supply, Inc. (“Century” or the “Target”; and together with each of its subsidiaries, collectively, the “Acquired Business”) for cash and other consideration, including up to $120,000,000 in borrowings under the Existing Credit Facility (as defined below), in an aggregate amount of approximately $370,000,000 (inclusive of the payment of related fees and expenses and the refinancing of consolidated indebtedness of the Target and other consolidated liabilities of the Target), pursuant to that certain Agreement and Plan of Merger, dated as of November 26, 2003 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Acquisition Agreement”), by and among the Borrower, as buyer (in such capacity, the “Buyer”), MRO Merger Corp., a newly-formed, Delaware corporation and wholly-owned subsidiary of the Borrower (the “Merger Sub”), FS Equity Partners IV, L.P., a Delaware limited partnership, Century Airconditioning Holdings, Inc., Dennis C. Bearden, and Century;

WHEREAS, pursuant to the Acquisition Agreement, Merger Sub will merge with and into the Target, with Target surviving such merger, and as a result of which, Target will become a wholly-owned subsidiary of the Borrower;

WHEREAS, the Borrower has requested that the Lenders establish a $250,000,000 term loan facility in favor of the Borrower to finance, in part, the Acquisition;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested term loan facility in favor of the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Business” shall have the meaning set forth in the recitals hereto.

“Acquisition” shall have the meaning set forth in the recitals hereto.

“Acquisition Agreement” shall have the meaning set forth in the recitals hereto.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Aggregate Subsidiary Threshold” shall mean an amount equal to ninety-five percent (95%) of the total consolidated revenue or assets of the Borrower and its Subsidiaries (excluding any Securitization Subsidiaries) for the most recent Fiscal Quarter as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be.

“Aggregate Term Loan Commitment Amount” shall mean the aggregate principal amount of the Term Loan Commitments from time to time. On the Closing Date, the Aggregate Term Loan Commitment Amount equals $250,000,000.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date (i) prior to the Conversion Date, with respect to (a) all Eurodollar Borrowings, a rate per annum equal to 2.25% and (b) all Base Rate Borrowings, a rate per annum equal to 0.00% and (ii) on and after the Conversion Date, with respect to (a) all Eurodollar Borrowings, a rate per annum equal to 6.50% and (b) all Base Rate Borrowings, a rate per annum equal to 4.00%.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any Disposition of property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (e) of Section 7.6).

“Asset Value” shall mean, with respect to any property or asset of the Borrower or any Subsidiary as of any particular date, an amount equal to the greater of (i) the net book value of such property or asset as of such date as established in accordance with GAAP, and (ii) the fair market value of such property or asset as of such date as determined in good faith by the board of directors of the Borrower or such Subsidiary.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit B attached hereto or any other form approved by the Administrative Agent.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing” shall mean the initial borrowing of the Term Loan and, if the Borrower elects to convert or continue all or any portion of the Term Loan, the term “Borrowing” shall refer to all or any portion of the Term Loan consisting of Loans of the same Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean any non-redeemable capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Borrower or any of its Subsidiaries (to the extent issued to a Person other than the Borrower), whether common or preferred.

“Century” shall have the meaning set forth in the recitals hereto.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than the Hughes Family shall become the “beneficial owner(s)” (as defined in said Rule 13(d)(3)) of more than 25% or more of the shares of the outstanding common stock of the Borrower entitled to vote for members of the Borrower’s board of directors, (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (a) nominated by the current board of directors nor (b) appointed by directors so nominated or (iii) any event or condition shall occur or exist which, pursuant to the terms of any Change in Control Provision, requires or permits the holder(s) of Indebtedness of the Borrower or any of its Subsidiaries to require that such Indebtedness be redeemed, repurchased, defeased, prepaid or repaid, in whole or in part, or the maturity of such Indebtedness to be accelerated in any respect.

“Change in Control Provision” shall mean any term or provision contained in any indenture, debenture, note, or other agreement or document evidencing or governing Indebtedness of Borrower evidencing debt or a commitment to extend loans in excess of $5,000,000 which requires, or permits the holder(s) of such Indebtedness of Borrower to require that such Indebtedness of Borrower be redeemed, repurchased, defeased, prepaid or repaid, either in whole or in part, or the maturity of such Indebtedness of Borrower to be accelerated in any respect, as a result of a change in ownership of the capital stock of Borrower or voting rights with respect thereto.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable

Lending Office) (or for purposes of Section 2.19(b), by such Lender’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Compliance Certificate” shall mean a certificate from the principal executive officer and the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP and (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDAR” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated EBITR for such period plus (ii) to the extent deducted in determining Consolidated EBITR, depreciation and amortization determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated EBITR” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP and (C) Consolidated Rental Expense.

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period, plus (ii) Consolidated Rental Expense for such period.

“Consolidated Interest Expense” shall mean, for any period of the Borrower, total interest expense of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, and including without limitation or duplication, interest expense attributable to Capital Lease Obligations, any program costs incurred by the Borrower in connection with a Securitization Transactions and any interest expense attributable to Hedging Transactions.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period (taken as a single accounting period) determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any items of gain or loss which were included in determining such Consolidated Net Income and were not realized in the ordinary course of business or the result of a sale of assets other than in the ordinary course of business and (ii) any income (or loss) of any Person accrued prior to the date such Person becomes a Subsidiary, or is merged into or consolidated with Borrower or any Subsidiary, on the date that such Person’s assets are acquired by the Borrower or any Subsidiary; provided, however, that the net income (or loss) of Century accrued prior to the Acquisition shall be included in Consolidated Net Income.

“Consolidated Net Worth” shall mean, as of any date, the Borrower’s total shareholder’s equity of such date as determined in accordance with GAAP.

“Consolidated Rental Expense” shall mean, for the Borrower and its Subsidiaries for any period, the total operating lease expense for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Capital” shall mean, as of any date, the sum of (i) Consolidated Total Funded Debt as of such date and (ii) Consolidated Net Worth as of such date.

“Consolidated Total Funded Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries other than Indebtedness of the type described in subsections (vi) and (vii) of the definition thereto, but including, without limitation, all Loans made hereunder.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Conversion Date” shall mean June 30, 2004.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.14(d).

“Disposition” shall mean with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent and unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in paragraph (b)(i) of Section 10.4), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning set forth in Section 8.1.

“8.27% Notes” shall mean, collectively, Hughes Supply’s (i) $28,000,000 8.27% Series B Senior Notes due November 30, 2005 and (ii) $103,000,000 8.42% Series C Senior Notes due 2007.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (iii) in the case of a Foreign Lender, any withholding tax that (x) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (y) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (z) is attributable to such Foreign Lender’s failure to comply with Section 2.21(e).

“Existing Credit Agreement” shall mean that certain Revolving Credit Agreement, dated as of March 26, 2003, by and among Hughes Supply, the banks from time to time party thereto and SunTrust Bank as administrative agent, as amended or modified by that certain First Amendment to Revolving Credit Agreement (in form and substance satisfactory to the Arrangers) on or prior to the date hereof and as may be further amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time after the date hereof in accordance with the terms hereof.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of November 25, 2003, executed by Lehman and SunTrust and accepted by Borrower.

“Financial Letters of Credit” shall mean, collectively, (i) all standby letters of credit issued for the account of the Borrower or any of its Subsidiaries, other than standby letters of credit supporting obligations incurred in the ordinary course of business of the types referred to in clauses (iii) and (iv) of the definition of Permitted Encumbrances, as well as liability insurance, and (ii) all direct pay letters of credit issued for the account of the Borrower or any of its Subsidiaries supporting financing arrangements, including industrial development revenue bonds; provided, however, that the term Financial Letters of Credit shall exclude all trade letters of credit issued for the account of the Borrower or any of its Subsidiaries.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDAR to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions, including without limitation any promissory notes issued to pay the Net Mark-to-Market Exposure of any Hedging Transaction that is terminated.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a derivative instrument as defined under FAS 133 as applied under GAAP.

“High Yield Securities” shall mean senior subordinated debt securities, to be issued and sold by the Borrower in accordance with the Fee Letter, in an amount sufficient to repay all outstanding Loans, accrued and unpaid interest thereon, all related fees and expenses and other Obligations and amounts due in respect thereof or hereunder in full.

“Hughes Family” shall mean (i) David H. Hughes, Vincent S. Hughes and Russell V. Hughes, (ii) any of their direct family members (including, without limitation, lineal ancestors and descendants, siblings, and lineal descendants of siblings), (iii) any trusts and profit-sharing plans and stock option plans established for the sole benefit of the foregoing and (iv) the heirs and personal representatives of the foregoing.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of Financial Letters of Credit, acceptances or similar extensions of credit, (vii) Hedging Obligations, (viii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vii) above, (ix) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (x) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person and (xi) Off-Balance Sheet Debt. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnity and Contribution Agreement” shall mean the Indemnity, Subrogation and Contribution Agreement, dated as of the date hereof and substantially in the form of Exhibit D, among the Borrower, the Subsidiary Loan Parties and the Administrative Agent.

“Indemnity and Contribution Agreement Supplement” shall mean each supplement substantially in the form of Annex I to the Indemnity and Contribution Agreement executed and delivered by a Subsidiary of the Borrower pursuant to Section 5.10.

“Initial Lenders” shall mean LCPI and STB, in their respective capacities as Lenders under this Agreement.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the four consecutive Fiscal Quarters of the Borrower ending on such date to (ii) Consolidated Interest Expense for the four consecutive fiscal quarters of the Borrower ending on such date.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv) no Interest Period may extend beyond the Maturity Date.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, each additional Lender that joins this Agreement pursuant to Section 10.4.

“Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Funded Debt as of such date to (ii) Consolidated Total Capital as of such date.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Fee Letter, the Notes (if any), the Subsidiary Guaranty Agreement, the Indemnity and Contribution Agreement, the Notices of Borrowing, the Notices of Conversion/Continuation and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Term Loans and Subordinated Term Loans, as the context shall require.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the Acquisition and the transactions contemplated thereby, (ii) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, or Century and its Subsidiaries, taken as a whole, (iii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iv) the rights and remedies of the Administrative Agent, the Arrangers and the Lenders under any of the Loan Documents or (v) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean the Existing Credit Agreement, the Private Placement Notes and any other Indebtedness (other than the Loans) and Hedging Obligations, of any one or all of the Loan Parties and their Subsidiaries, individually or in an aggregate principal amount exceeding $5,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Subsidiary” shall mean at any time any direct or indirect Subsidiary of the Borrower (i) having or acquiring total assets in excess of $1,000,000 or (ii) that accounted for or produced more than 5% of the Consolidated EBITR of the Borrower and its Subsidiaries determined on a consolidated basis during any of the three most recently completed Fiscal Years; provided, however, that the term “Material Subsidiary” shall be deemed to exclude any Securitization Subsidiary.

“Maturity Date” shall mean March 31, 2005.

“Merger Sub” shall have the meaning set forth in the recitals hereto.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Note Purchase Agreements” shall mean, collectively, (i) the purchase agreement, dated as of December 21, 2000, governing the 8.27% Notes, (ii) the purchase agreement, dated as of May 29, 1996, governing the 2011 Notes, (iii) the purchase agreement, dated as of August 28, 1997, governing the 2012 Notes and (iv) the purchase agreement, dated as of May 5, 1998, governing the 2013 Notes.

“Notes” shall mean, collectively, each Term Loan Note issued hereunder.

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.9(b).

“Notice of Borrowing” shall have the meaning set forth in Section 2.3.

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, the Arrangers or any Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Arrangers and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations owed to the Administrative Agent, the Arrangers, any Lender or any of their Affiliates relating to the Term Loans made hereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Debt” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, including without limitation with respect to a Securitization Transaction, (ii) any Synthetic Lease Obligation or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person under GAAP, provided, however, that any liability of such Person with respect to sale and leaseback transactions shall be excluded from this definition.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean:

(v) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(viii) deposits to secure the performance of bids, trade contracts, insurance contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(ix) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(x) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(xi) other liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money and which do not in the aggregate materially detract from the value of property or assets of the Borrower and its Subsidiaries taken as a whole or materially impair the use of such property or assets in the operation of the business of the Borrower and its Subsidiaries;

(xii) liens provided for in equipment leases that are not Capitalized Lease Obligations (including financing statements and undertakings to file financing statements); provided, that such liens are limited to the equipment subject to such leases and the proceeds thereof;

(xiii) leases, subleases, licenses and sublicenses granted to third parties not interfering in any material respect with the business of the Borrower and its Subsidiaries; and

(xiv) any right of set off or banker’s lien (whether by common law, statute, contract or otherwise) in favor of any bank (other than Liens securing Indebtedness);

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(xv) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(xvi) commercial paper having a rating of at least A-1/P-2, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(xvii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(xviii) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(xix) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary (i) that is expressly subordinated to the Obligations and all guarantees thereof on terms and conditions satisfactory to the Administrative Agent and the Required Lenders in all respects, including without limitation with respect to interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and subordination provisions, as evidenced by the written approval by the Administrative Agent and the Required Lenders.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Private Placement Notes” shall mean, collectively, the 8.27% Notes, the 2011 Notes, the 2012 Notes and the 2013 Notes.

“Pro Forma Basis” shall mean, with respect to any determination for any period, in connection with an acquisition, that such determination shall be made giving pro forma effect to each such acquisition as if such acquisition (and the incurrence or assumption of any Indebtedness in connection therewith) and any related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP.

“Pro Rata Share” shall mean with respect to the Term Loans, the percentage obtained by dividing (i) the Term Loan Commitment of such Lender by (ii) the Aggregate Term Loan Commitment Amount (or, at any time after the Closing Date, the percentage obtained by dividing the principal amount of such Lender’s Term Loans by the aggregate Term Loans of all Lenders).

“Refunding Securities” shall mean the common equity, debt or convertible debt securities to be issued and sold by the Borrower in accordance with the Fee Letter, the net proceeds of which would be used to repay the Loans and all related accrued and unpaid interest and fees and other Obligations and other amounts due in respect thereof or hereunder in full.

“Register” shall have the meaning set forth in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, partners, trustees, officers, employees, shareholders, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Term Loan Commitments at such time or if the Lenders have no Term Loan Commitments outstanding, then Lenders holding more than 50% of the aggregate principal amount of the Term Loans then outstanding.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the compliance certificate, the chief executive officer and the chief financial officer of the Borrower.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“S&P” shall mean Standard & Poor’s, a division of the McGraw-Hill Companies.

“Securitization Subsidiary” shall mean any Subsidiary of the Borrower that is a special purpose entity formed for the purpose of acquiring accounts receivable and related rights from the Borrower or one or more of its other Subsidiaries.

“Securitization Transaction” shall mean any limited recourse or non-recourse sale, assignment or contribution of accounts receivable and related rights of the Borrower or one or more of its Subsidiaries to any Securitization Subsidiary in connection with the issuance of Indebtedness by such Securitization Subsidiary secured by such assets, the proceeds of which are to be made available, directly or indirectly, to the Borrower or such Subsidiaries. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness owing by such Securitization Subsidiary to any Person other than the Borrower or another Subsidiary.

“Subordination Event” shall mean the failure by the Borrower to repay in full, in cash, the Obligations on or before the Conversion Date.

“Subordinated Term Loans” shall have the meaning set forth in Section 11.1.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. For the avoidance of doubt, references in this Agreement to Subsidiaries of the Borrower shall include those Subsidiaries that comprise the Acquired Business.

“Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit C, made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guaranty Supplement” shall mean each supplement substantially in the form of Annex I to the Subsidiary Guaranty Agreement executed and delivered by a Subsidiary of the Borrower pursuant to Section 5.10.

“Subsidiary Loan Party” shall mean, without duplication, any Material Subsidiary and any other Subsidiary that is listed as a “Subsidiary Guarantor” on the signature pages to that certain First Amendment to the Existing Credit Agreement and any other Subsidiary of the Borrower that becomes a “Subsidiary Guarantor” under and as defined in the Existing Credit Agreement or otherwise guarantees the obligations owed to the lenders under the Existing Credit Agreement or the Obligations hereunder.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, and (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Target” shall have the meaning set forth in the recitals hereto.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, deductions or withholdings, and all liabilities, penalties and interest with respect thereto imposed by any Governmental Authority.

“Term Loan” shall have the meaning set forth in Section 2.2.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Term Loans to the Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Annex I, as such annex may be amended through an assignment of an existing Term Loan Commitment, the amount of the assigned “Term Loan Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or deceased pursuant to terms hereof.

“Term Loan Note” shall mean a promissory note of the Borrower payable to the requesting Lender, or its registered assigns, in the principal amount of such Lender’s Term Loan Commitment, in substantially the form of Exhibit A.

“Total Funded Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Funded Debt as of such date to (ii) Consolidated EBITDA, measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“2011 Notes” shall mean Hughes’ $98,000,000 7.96% Senior Notes due May 30, 2011.

“2012 Notes” shall mean, collectively, Hughes’ (i) $40,000,000 7.14% Senior Notes due May 30, 2012 and (ii) $40,000,000 7.19% Senior Notes due May 30, 2012.

“2013 Notes” shall mean the Borrower’s $50,000,000 6.74% Senior Notes due May 1, 2013.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”). Borrowings also may be classified and referred to by Type (e.g. “Eurodollar Borrowing”).

Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

Section 1.5. Financial Ratios. For purposes of calculating Consolidated EBITDAR and Consolidated EBITR of the Borrower and its Subsidiaries for any period, (i) the Consolidated EBITDAR and Consolidated EBITR of any Person acquired by the Borrower or its Subsidiaries during such period, including, without limitation, pursuant to the Century Acquisition, shall be included on a Pro Forma Basis for such period if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity for the period in respect of which Consolidated EBITDAR and Consolidated EBITR are to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Arrangers and (ii) the Consolidated EBITDAR and Consolidated EBITR of any Person that is no longer a Subsidiary on the last day of such period shall be excluded for such period (assuming the consummation of such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period). The Arrangers specifically acknowledge the receipt of and approve the consolidated balance sheet and the related consolidated statements of income and stockholders’ equity of Century.

ARTICLE II

AMOUNT AND TERMS OF THE TERM LOAN COMMITMENTS

Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, the Lenders hereby establish in favor of the Borrower a term loan facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Term Loan Commitment) to make Term Loans to the Borrower in accordance with Section 2.2.

Section 2.2. Term Loans. Subject to the terms and conditions set forth herein (including, without limitation, the terms and conditions of Section 11.1), each Lender severally agrees to make term loans (each, a “Term Loan”) to the Borrower on the Closing Date in an amount for each Lender not to exceed the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Base Rate Loans or Eurodollar Loans. Amounts of Term Loans repaid may not be reborrowed.

Section 2.3. Procedure for Term Loan Borrowings.

The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Term Loan Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Borrowing”) prior to 11:00 a.m. (Atlanta, Georgia time) one (1) Business Day prior to the anticipated Closing Date requesting that the Lenders make the Term Loans on the Closing Date. The Term Loans made on the Closing Date shall initially be a Base Rate Borrowing. The Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Term Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Promptly following the receipt of the Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Term Loan to be made as part of the requested Term Loan Borrowing.

Section 2.4. Intentionally Deleted.

Section 2.5. Intentionally Deleted.

Section 2.6. Intentionally Deleted.

Section 2.7. Intentionally Deleted.

Section 2.8. Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the Closing Date by wire transfer in immediately available funds in U.S. Dollars by 11:00 a.m. (Atlanta, Georgia time) to the Administrative Agent at the Payment Office. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (Atlanta, Georgia time) one (1) Business Day prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of the Term Loan or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) The Term Loan shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Term Loan provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.9. Interest Elections.

(a) The Term Loan initially shall be of the Type specified in the Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.9 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 11:00 a.m. (Atlanta, Georgia time) one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. (Atlanta, Georgia time) three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed ten. Promptly following the receipt of a Notice of Continuation/Conversion in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.10. Intentionally Deleted.

Section 2.11. Repayment of Loans. The outstanding principal amount of all Term Loans shall be due and payable (together with accrued and unpaid interest thereon and other Obligations owing in connection therewith) on the Maturity Date; provided, that if such Obligations are not paid in full on the Conversion Date, the Term Loans shall automatically convert to Subordinated Term Loans in accordance with Article XI.

Section 2.12. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent, acting, solely for the purposes of Treasury Regulation Section 5F, 103-1(c), as agent for the Borrower, shall maintain appropriate records in which shall be recorded (i) the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.9, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.9, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a Term Loan Note, payable to such Lender or its registered assigns.

Section 2.13. Optional Prepayments; Mandatory Prepayments.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. (Atlanta, Georgia time) not less than three (3) Business Days prior to any such prepayment, and (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(e); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of any Borrowing of the same Type pursuant to Section 2.9(b). Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

(b) Unless the Required Lenders shall otherwise agree (without any corresponding repayment or prepayment of any of the Existing Credit Facility, any other existing bank credit facilities or any Private Placement Notes), if, on any date, the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from

(i) any direct or indirect public offering or private placement of the Refunding Securities, the High Yield Securities or any other subordinated debt securities of the Borrower or any of the Borrower’s Subsidiaries, or any Capital Stock or other equity securities of the Borrower;

(ii) the incurrence of any other Indebtedness by the Borrower or any of its Subsidiaries (other than the Term Loans, the borrowings under the Existing Credit Facility and other Indebtedness permitted under Section 7.1(b), (c), (d), (e), (f) and (i));

(iii) any other issuance or sale of any Capital Stock of the Borrower or its Subsidiaries; or

(iv) any Asset Sale;

then, in each case, the Term Loans shall be prepaid by an amount equal to the amount of Net Cash Proceeds received by the Borrower or its Subsidiaries in respect of such event, issuance or incurrence, as set forth in Section 2.22. The provisions of this Section 2.13(b) do not constitute a consent to the issuance of any Capital Stock or other equity securities by the Borrower or any Subsidiary Loan Party, the incurrence of any Indebtedness by the Borrower or any Subsidiary Loan Party or the consummation by the Borrower or any Subsidiary Loan Party of any Disposition, in each case that is not otherwise expressly permitted hereby.

Section 2.14. Interest on Loans.

(a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in the case of a Eurodollar Loan, the Applicable Margin in effect from time to time.

(b) Notwithstanding clause (a) above, while an Event of Default exists or after acceleration of the Loans, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans, all other Obligations hereunder (other than Loans) at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

(c) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each Fiscal Quarter and on the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Maturity Date. Notwithstanding anything to the contrary in the foregoing, accrued and unpaid fees outstanding and accrued and unpaid interest on the principal amount of all Loans outstanding on the Conversion Date and all other Obligations shall be due and payable on the Conversion Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15. Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower shall pay to each of the Initial Lenders the fees set forth in the Fee Letter, which shall be due and payable on the dates specified therein.

Section 2.16. Computation of Interest and Fees.

All computations of interest and fees hereunder shall be made on the basis of a year of 360 days (365 days, in the case of Base Rate Loans) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.17. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement.

Section 2.18. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the outstanding Eurodollar Borrowings, such Lender’s Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.19. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender; and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s or parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender such amount or amounts within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.20. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), unless such failure is a result of a Lender failing to make a Eurodollar Borrowing to Borrower, then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.20 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.21. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of any Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender (whether or not such Lender is a Foreign Lender) must, prior to the time it becomes a Lender, furnish to the Borrower and to the Administrative Agent with forms or certificates as may be appropriate to verify that such Lender is exempt from U.S. withholding tax requirements, provided, however, the provisions of this paragraph (e)(i) of Section 2.21 shall not apply to a Lender that (X) is not a Foreign Lender and (Y) is treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii).

(ii) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8BEN, or any successor form thereto, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or

(iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8IMY or W-8EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered form or certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the Internal Revenue Service for such purpose).

(iii) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) The agreements in this Section 2.21 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.22. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.19, 2.20 or 2.21, or otherwise) prior to 2:00 p.m. (Atlanta, Georgia time), on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion (each a “Purchasing Lender”) shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered or the Purchasing Lender is otherwise required to return or restore any such payment, such participations shall be rescinded and each other Lender shall, promptly after request from the Administrative Agent or the Purchasing Lender, return to the Purchasing Lender the purchase price for such participation to the extent of such recovery or the amount otherwise returned or restored by the Purchasing Lender, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to 2.8(b) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.23. Intentionally Deleted.

Section 2.24. Limitation on Certain Payment Obligations.

(a) Each Lender or the Administrative Agent shall make written demand on Borrower for indemnification or compensation pursuant to Section 2.21 no later than 90 days after the earlier of (i) the date on which such Lender or the Administrative Agent makes payment of such Taxes, and (ii) the date on which the relevant taxing authority or other governmental authority makes written demand upon such Lender or the Administrative Agent for payment of such Taxes.

(b) Each Lender or the Administrative Agent shall make written demand on Borrower for indemnification or compensation pursuant to Section 2.20 no later than 90 days after the event giving rise to the claim for indemnification or compensation occurs.

(c) Each Lender or the Administrative Agent shall make written demand on Borrower for indemnification or compensation pursuant to Section 2.19 no later than 90 days after such Lender or the Administrative Agent receives actual notice or obtains actual knowledge of the promulgation of a law, role, order or interpretation or occurrence of another event giving rise to a claim pursuant to such sections.

(d) In the event that the Lenders or the Administrative Agent fail to give Borrower notice within the time limitations prescribed in (a) or (b) above, Borrower shall not have any obligation to pay such claim for compensation or indemnification. In the event that the Lender or the Administrative Agent fail to give Borrower notice within the time limitation prescribed in (c) above, Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the ninetieth day preceding such written demand.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

Section 3.1. Conditions To Effectiveness. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent, the Arrangers and the Lenders) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent, the Arrangers or the Initial Lenders.

(b) The Administrative Agent (or its counsel) shall have received the following:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) if requested by any Lender, duly executed Term Loan Note payable to such Lender;

(iii) the duly Subsidiary Guaranty Agreement and the Indemnity and Contribution Agreement, with each duly executed by each Subsidiary Loan Party and acknowledged by the Borrower;

(iv) a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company operating agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party and attaching copies of each Note Purchase Agreement and certifying that such Note Purchase Agreements are true and correct copies thereof as in effect on the date hereof;

(v) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation and a failure to be so qualified would have a Material Adverse Effect;

(vi) a favorable written opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(vii) copies of each legal opinion delivered to the Borrower by counsel to the Acquired Business, accompanied by reliance letters in favor of the Administrative Agent, the Arrangers and the Lenders;

(viii) a certificate, dated the Closing Date and signed by a Responsible Officer, (A) confirming compliance by the Borrower with the conditions set forth in paragraphs (a), (b) and (c) of Section 3.2 and in the Fee Letter and Commitment Letter among the parties hereto in respect of Term Loan Commitments (B) certifing that all conditions precedent to the Acquisition, other than the funding of the Term Loans, have been satisfied and (C) attaching a true and correct copy of the Existing Credit Agreement, as amended, supplemented or otherwise modified, on or prior to the date hereof;

(ix) a solvency certificate from the chief financial officer of the Borrower which shall certify as to the solvency of the Borrower and its Subsidiaries after giving effect to the Acquisition and the other transactions contemplated by this Agreement, all in form and substance satisfactory to the Lenders;

(x) a duly executed Notice of Borrowing;

(xi) satisfactory evidence that (x) all material (as reasonably determined by the Arrangers) governmental and other third party consents, approvals, authorizations, registrations and filings and orders necessary or, in the discretion of the Arrangers, reasonably advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party in connection with the Acquisition, the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been made or obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing thereof, and (y) no consent decree regarding the Term Loans or the Acquisition shall be in effect on the Closing Date;

(xii) copies of (A) the internally prepared quarterly financial statements of Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending on October 31, 2003, (B) the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Years ended 2001, 2002 and 2003, (C) the internally prepared quarterly financial statements of Target and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending on September 30, 2003, (D) the audited consolidated financial statements for Target and its Subsidiaries for the Fiscal Years ended 2000, 2001 and 2002 and (E) the Borrower’s most recent quarterly report filed with the Securities and Exchange Commission on Form 10-Q for the Fiscal Quarter ending on October 31, 2003; and

(xiii) certificates of insurance issued on behalf of insurers of the Borrower and all guarantors, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and all guarantors.

(c) The sources and uses of funds for the Acquisition shall be satisfactory to the Administrative Agent and the Arrangers (provided, that the aggregate purchase price shall not exceed $370 million (including fees and expenses not exceeding $10 million in the aggregate)). The Arrangers shall be satisfied that the structure, terms and conditions of the proposed Acquisition are substantially similar to the structure, terms and conditions in the sale and purchase agreement for the Acquisition delivered to the Administrative Agent and the Arrangers prior to the Closing Date; the Administrative Agent shall have received certified copies of all documents (including all schedules and exhibits thereto) relating to the Acquisition, which documentation shall be in form and substance satisfactory to the Lenders. The Arrangers shall have received satisfactory evidence that all conditions precedent to the Acquisition, other than the funding of the Term Loans, have been satisfied.

(d) No Default or Event of Default shall have occurred or be continuing (after giving pro forma effect for the Acquisition and the financing thereof) under the Credit Agreement. No default or event of default shall have occurred or be continuing (after giving pro forma effect for the Acquisition and the financing thereof) under any other material indebtedness or other agreement of the Borrower, its Subsidiaries or the Acquired Business.

(e) The Lenders shall be satisfied that no event, development or circumstance shall have occurred since January 31, 2003 (the date of the most recent audited financial statements delivered to the Lenders as of the date hereof) that has caused or could reasonably be expected to cause a Material Adverse Effect.

Section 3.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing no Default or Event of Default shall exist; and

(b) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, both before and after giving effect thereto; and

(c) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and

(d) the Borrower shall have delivered the required Notice of Borrowing; and

(e) the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1. Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, stockholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against such Person in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of their respective assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4. Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of January 31, 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended audited by PriceWaterhouseCoopers LLP, (ii) the audited consolidated balance sheet of the Target and its Subsidiaries as of December 31, 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended audited by Deloitte & Touche LLP, (iii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of October 31, 2003, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer and (iv) the unaudited consolidated balance sheet of the Target and its Subsidiaries as of September 30, 2003, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries or the Target and its Subsidiaries, as applicable, as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (iii) and (iv). Since January 31, 2003, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect. Since December 31, 2002, there have been no changes with respect to the Target and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5. Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Except for the matters set forth on Schedule 4.5, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, in each case where the effect of the foregoing could reasonably be expected to result in a Material Adverse Effect.

Section 4.6. Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8. Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal tax returns and all other material tax returns that, to the best knowledge of the executive officers of Borrower and its Subsidiaries, are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP; and no tax Lien has been filed, and, to the knowledge of Borrower and its Subsidiaries, no claim is being asserted, with respect to any such tax, fee or other charge. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9. Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation U. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 4.11. Ownership of Property.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower or the Acquired Business, as the case may be, referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens, other than Liens permitted under Section 7.2. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights, franchises, licenses and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c) The properties of the Borrower and its Subsidiaries are insured within terms reasonably acceptable to the Lenders, with financially sound and reputable insurance companies which are not Affiliates of the Borrower (unless otherwise reasonably acceptable to the Lenders), in such amounts with such deductibles and covering such risks deemed adequate as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or any syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party and that is a Material Subsidiary, in each case as of the Closing Date.

Section 4.15. Insolvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, neither the Borrower nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.16. Funded Debt. Prior to and after the incurrence by the Borrower of the Loans under the Agreement and the issuance of the guarantee by the Subsidiary Loan Parties pursuant to the Subsidiary Guaranty Agreement, no default or event of default shall have occurred and be continuing under and as defined in the Note Purchase Agreements and (ii) consolidated funded debt (as defined in the Note Purchase Agreements) of the Borrower and its Subsidiaries is less than or equal to 60% of consolidated total capitalization (as defined in the Note Purchase Agreements) of the Borrower and its Subsidiaries.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Term Loan Commitment hereunder, any Term Loan remains outstanding or any Obligation remains unpaid or outstanding:

Section 5.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by PriceWaterhouseCoopers LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 60 days after the end of each Fiscal Quarter of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, (i) a Compliance Certificate signed by the chief executive officer or the chief financial officer of the Borrower and (ii) a written list of all Material Subsidiaries formed, acquired or created from a transfer of assets or through any other event since the Closing Date with respect to the first delivery of financial statements after the Closing Date and thereafter since the date of the most recently delivered Compliance Certificate, such list to include the name of each new Material Subsidiaries, its state of incorporation, list of its officers and directors and any other information that the Administrative Agent shall reasonably request;

(d) promptly upon receipt thereof, copies of all reports on the financial statements of the Borrower and its Subsidiaries, submitted by independent public accountants to Borrower in connection with each annual, interim or special audit of Borrower’s consolidated financial statements;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

So long as the Borrower maintains a site on Intralinks® and each Lender has a valid identification number and password with which to access information regarding the Borrower on Intralinks®, Borrower may satisfy its obligation to deliver the financial statements and other reports and materials referred to in clauses (a), (b) and (e) above by posting such financial statements and other reports and materials and having each Lender notified thereof.

Section 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000;

(e) the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, in respect of any Material Indebtedness of the Borrower or any of its Subsidiaries;

(f) simultaneously with the delivery of each Compliance Certificate, a written list of all Material Subsidiaries formed, acquired, or created from a transfer of assets or through any other event, during the period commencing on the Closing Date and ending on the date on which the first Compliance Certificate is delivered, and thereafter since the date of the most recently delivered Compliance Certificate; such written list shall include the name of each new Material Subsidiary, its state of incorporation, list of its officers and any other information that the Administrative Agent shall reasonably request.

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4. Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves are maintained with respect thereto.

Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7. Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 5.8. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (c) at all times shall name Administrative Agent as additional insured on all liability policies of the Borrower and its Subsidiaries.

Section 5.9. Use of Proceeds. The Borrower will use the proceeds of all Loans to fund, in part, the Acquisition. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

Section 5.10. Additional Subsidiaries.

(a) If any Subsidiary becomes a Material Subsidiary after the Closing Date, or any Material Subsidiary is acquired or formed after the Closing Date, the Borrower will, simultaneously with delivery of the written list of new Material Subsidiaries required pursuant to Section 5.1(c) above, cause such Material Subsidiary to become a Subsidiary Loan Party by satisfying the requirements of clause (e) below.

(b) If, at any time, the aggregate revenue or assets (on a non-consolidated basis) of the Borrower and those Subsidiaries that are then Subsidiary Loan Parties are less than the Aggregate Subsidiary Threshold, then the Borrower shall cause one or more other Subsidiaries to become additional Subsidiary Loan Parties, as provided in this Section 5.10, within ten (10) Business Days after such revenues or assets become less than the Aggregate Subsidiary Threshold so that after including the revenue or assets of any such additional Subsidiary Loan Parties, the aggregate revenue or assets (on a non-consolidated basis) of the Borrower and all such Subsidiary Loan Parties would equal or exceed the Aggregate Subsidiary Threshold.

(c) The Borrower may elect at any time to have any Subsidiary become an additional Subsidiary Loan Party as provided in this Section 5.10.

(d) Upon the occurrence and during the continuation of any Event of Default, if the Required Lenders so direct, the Borrower shall (i) cause all of its Subsidiaries (other than Securitization Subsidiaries) to become additional Subsidiary Loan Parties, as provided in this Section 5.10, within ten (10) Business Days after the Borrower’s receipt of written confirmation of such direction from the Administrative Agent.

(e) A Subsidiary shall become an additional Subsidiary Loan Party after the Closing Date by executing and delivering to the Administrative Agent a Subsidiary Guaranty Supplement and an Indemnity and Contribution Agreement Supplement, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1(vi), and (iii) such other documents as the Administrative Agent may reasonably request.

Section 5.11. Ownership of all Subsidiary Loan Parties. Borrower shall maintain its percentage of ownership existing as of the date hereof of all Subsidiary Loan Parties, and shall not decrease its ownership percentage in each Person which becomes a Subsidiary Loan Party after the date hereof, as such ownership exists at the time such Person becomes a Subsidiary Loan Party.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Term Loan Commitment hereunder, any Term Loan remains outstanding or any Obligation remains unpaid or outstanding:

Section 6.1. Leverage Ratio. The Borrower shall maintain at all times a Leverage Ratio of not greater than 0.60:1.00.

Section 6.2. Maximum Total Funded Debt to Consolidated EBITDA Ratio. The Borrower shall maintain at all times a Total Funded Debt to Consolidated EBITDA Ratio of not greater than 4.75 to 1.00.

Section 6.3. Fixed Charge Coverage Ratio. The Borrower shall maintain, as of the end of each Fiscal Quarter, an Fixed Charge Coverage Ratio of not less than 1.50 to 1.00.

Section 6.4. Consolidated Net Worth. The Borrower shall maintain at all times a Consolidated Net Worth of not less than the sum of (a) $560,000,000 plus (b) 50% of Consolidated Net Income on a cumulative basis for all preceding Fiscal Quarters, commencing with the Fiscal Quarter ending January 31, 2003; provided, that if Consolidated Net Income is negative in any Fiscal Quarter the amount added for such Fiscal Quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous Fiscal Quarter, plus (c) 100% of the amount by which the Borrower’s “total stockholders’ equity” is increased as a result of any public or private offering of Capital Stock of the Borrower after the Closing Date. Promptly upon the consummation of any such offering of Capital Stock, the Borrower shall notify the Administrative Agent in writing of the amount of such increase in “total stockholders’ equity”.

Section 6.5. Asset Coverage Ratio. The Borrower shall maintain at all times an Asset Coverage Ratio of not less than 1.20 to 1.00.

Section 6.6. Minimum Interest Coverage Ratio. The Borrower shall maintain at all times an Interest Coverage Ratio of not less than 3.00 to 1.00 .

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Term Loan Commitment hereunder, any Term Loan remains outstanding or any Obligation remains outstanding:

Section 7.1. Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness outstanding on the date hereof or incurred under lines of credit outstanding on the date hereof, in each case as set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness and such lines of credit that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $20,000,000 at any time outstanding;

(d) Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness that is owed by a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(e) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4; provided, further, that neither the Borrower nor any of its Subsidiaries shall be permitted to Guarantee any Indebtedness owed by any Securitization Subsidiary;

(f) Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided, that such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(g) Permitted Subordinated Debt;

(h) Indebtedness owed to a Person other than the Borrower or any Subsidiaries in respect of any Securitization Transaction permitted by Section 7.6(c) in an aggregate amount not to exceed $100,000,000;

(i) Indebtedness in respect of Hedging Obligations permitted by Section 7.10; and

(j) other unsecured Indebtedness in an aggregate principal amount not to exceed $75,000,000 at any time outstanding.

Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Maturity Date.

Section 7.2. Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a) Permitted Encumbrances;

(b) any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(c) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(d) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

(e) any Lien arising out of any Securitization Transaction permitted by Section 7.6(c);

(f) Liens (other than those permitted by paragraphs (a) through (e) above) encumbering assets having an Asset Value not greater than $20,000,000 in the aggregate at any one time; and

(g) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (f) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3. Fundamental Changes.

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, or lease, transfer or otherwise Dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, (iv) the Borrower and any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the extent permitted in Section 7.6, and (v) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries taken as whole on the date hereof and businesses reasonably related thereto, except where the Investment made, and other funds expended or committed with respect to such business, do not exceed $5,000,000 in each new business.

Section 7.4. Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries and Investments constituting the Acquisition);

(b) Permitted Investments;

(c) Guarantees constituting Indebtedness permitted by Section 7.1; provided, that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) hereof;

(d) Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided, that the aggregate amount of Investments by Loan Parties in or to, and Guarantees by Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $30,000,000 at any time outstanding; provided, further, that neither the Borrower nor any of its Subsidiaries shall be permitted to Guarantee any Indebtedness owed by any Securitization Subsidiary;

(e) Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to any Person that is not a Subsidiary; provided, that the aggregate amount of all such Investments in or to, and Guarantees of Indebtedness of, any such Persons (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $25,000,000 at any time outstanding;

(f) loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time;

(g) Hedging Obligations permitted by Section 7.10; and

(h) other Investments which in the aggregate do not exceed $5,000,000 in any Fiscal Year.

Notwithstanding the foregoing, prior to the Subordination Event, the Borrower will not, and will not permit any of its Subsidiaries to, make Investments as to which the consideration, in the aggregate, for all such Investments consummated after the Closing Date, shall exceed $30,000,000 in cash plus $100,000,000 in equity and other consideration.

Section 7.5. Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary Loan Party, (iii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any payments made for the repurchase of outstanding capital stock of the Borrower made since January 31, 1999 in an aggregate amount at any time not to exceed $60,000,000; and (iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, cash dividends and distributions paid on, and cash redemptions of, the common stock of the Borrower; provided, that the aggregate amount of all such Restricted Payments made by the Borrower under clauses (i) through (iv) in this Section 7.5 in any Fiscal Year does not exceed 50% of Consolidated Net Income (or, in an event of a loss, minus 100% of Net Income) earned during the Borrower’s Fiscal Year commencing on January 31, 2003 and each Fiscal Year thereafter (such period to be treated as one accounting period).

Section 7.6. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a) the sale of (i) equipment or other personal property being replaced by other equipment or other personal property purchased as a capital expenditure item or (ii) obsolete or worn out equipment not requiring replacement.

(b) the sale of inventory and Permitted Investments in the ordinary course of business;

(c) the sale of accounts receivable and all related rights pursuant to a Securitization Transaction that results in Indebtedness that is permitted under Section 7.1;

(d) the sale of assets in connection with a sale-leaseback transaction permitted under Section 7.9;

(e) the sale of (i) assets the aggregate Asset Value of which does not exceed $1,000,000, or (ii) surplus and unused real property in the ordinary course of business to the extent that the same is disclosed by the Borrower on Schedule 7.6 to this Agreement; and

(f) other asset sales (including the stock of Subsidiaries) where, on the date of execution of a binding obligation to make such asset sale (provided that if the asset sale is not consummated within six (6) months of such execution, then on the date of consummation of such asset sale rather than on the date of execution of such binding obligation), the aggregate Asset Value of all asset sales occurring after March 26, 2003, taking into account the Asset Value of the proposed asset sale, would not exceed ten percent (10%) of the greater of (i) Borrower’s Consolidated Net Worth as of November 1, 2002 and (ii) Borrower’s Consolidated Net Worth as of the date of the most recent financial statements delivered pursuant to this Agreement.

Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates and (c) any Restricted Payment permitted by Section 7.5.

Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law, by this Agreement or any other Loan Document, or by the Existing Credit Agreement (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (v) the foregoing restrictions shall not apply to restrictions on any Securitization Subsidiaries contained in the documents governing any Securitization Transaction.

Section 7.9. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except (i) with respect to the Orlando, Florida and Miami, Florida properties that, as of the Closing Date, are subject to Liens noted on Schedule 7.2., and (ii) other property to the extent that the aggregate fair value of all such other property sold and leased back pursuant to this clause (ii) does not exceed $40,000,000 at any one time.

Section 7.10. Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its assets and liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to mean the creation of risk exposure where one does not exist in relation to any of its business operations and shall include without limitation any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness), is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11. Fiscal Year. The Borrower will not, and will not permit any Subsidiary to, change the fiscal year of the Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.12. Optional Prepayments. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, prepay, purchase, redeem, retire, defease or otherwise acquire, or make any optional payment on account of any principal of, interest on, or premium payable in connection with the optional prepayment, redemption or retirement of, any of its Indebtedness, or give a notice of redemption with respect to any such Indebtedness, or make any payment in violation of the subordination provisions of any Permitted Subordinated Debt, except with respect to (i) the Obligations under this Agreement and the Notes, (ii) prepayments of Indebtedness outstanding pursuant to revolving credit, overdraft and line of credit facilities permitted pursuant to Section 7.1, provided, that the Borrower shall have complied with Section 2.13(b) prior to making any such prepayment, and (iii) so long as no Default or Event of Default has occurred and is continuing, intercompany loans made or outstanding pursuant to Section 7.1.

Section 7.13. Actions Under Certain Documents.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, without the prior written consent of the Administrative Agent, (a) modify, amend, cancel or rescind (i) the certificate or articles of incorporation, bylaws or other organizational documents or (ii) the Existing Credit Agreement or any agreements or documents evidencing or governing Permitted Subordinated Debt, or (b) make demand of payment or accept payment on any Permitted Subordinated Debt or on any intercompany Indebtedness permitted by Section 7.1, except that with respect to such intercompany Indebtedness, (i) current interest accrued thereon as of the date of this Agreement and all interest subsequently accruing thereon (whether or not paid currently) may be paid unless a Default or Event of Default has occurred and is continuing and (ii) the Borrower and its Subsidiaries may demand and accept payment on any intercompany Indebtedness owed by a Securitization Subsidiary to the Borrower or such Subsidiary.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, modify or amend the Existing Credit Agreement prior to the Conversion Date, which modification or amendment is more restrictive on the Borrower or its Subsidiaries, without entering into a comparable modification or amendment to this Agreement.

Section 7.14. No Intervening Subordinated Debt. The Borrower will not be permitted to incur any Indebtedness that is subordinated to the Senior Indebtedness (as defined in Article XI) and is senior to the Obligations (after giving effect to Article XI).

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in (i) Sections 5.2, 5.3 (with respect to the Borrower’s existence), 5.12 or Articles VI or VII or (ii) the Fee Letter; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

(g) the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; or

(k) any judgment or order for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) a Change in Control shall occur or exist; or

(n) any provision of any Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guaranty Agreement;

(o) there shall exist or occur any “Event of Default” as provided under the terms of any other Loan Document, or any Loan Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of Borrower or any other Loan Party, or at any time it is or becomes unlawful for Borrower or any other Loan Party to perform or comply with its obligations under any Loan Document, or the obligations of Borrower or any other Loan Party under any Loan Document are not or cease to be legal, valid and binding on Borrower or any such Loan Party;

(p) an attachment or similar action shall be made on or taken against any of the assets of the Borrower or any Subsidiary with an Asset Value exceeding $5,000,000 in aggregate and is not removed, suspended or enjoined within 60 days of the same being made or any suspension or injunction being lifted;

(q) any default or event of default (after giving effect to any grace period) shall have occurred and be continuing under the Existing Credit Agreement or any “Loan Documents” (as such term is defined under the Existing Credit Agreement, the “Existing Loan Documents”) or the Existing Credit Agreement or any other Existing Loan Documents shall cease to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any party thereto or all or any part of the loans under the Existing Credit Agreement or any Permitted Subordinated Debt is accelerated, is declared to be due and payable, or is required to be prepaid or redeemed, in each case prior to the stated maturity thereof;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, whereupon the Term Loan Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) with respect to the Borrower shall occur, the Term Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything to the contrary in the foregoing, if the Borrower fails to comply with the provisions of the Fee Letter in any material respect at any time, then the Lenders shall be entitled to unilaterally amend the provisions of this Agreement and the other Loan Documents relating to interest rate, optional redemption, maturity and registration rights so as to reflect the terms of the Refunding Securities or the High Yield Securities, as the case may be, that would have been issued in accordance with the Fee Letter had the Borrower complied therewith; provided that in no event may the Lenders (i) increase the interest rate on the Loans payable in cash in excess of 14% per annum (although the interest rate for any portion that compounds or is paid in kind or otherwise accrues without cash payment may be further increased), or (ii) shorten the maturity date for the Loans to a date less than six months from the date this Agreement is amended pursuant to this paragraph.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of Administrative Agent. Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity. The bank or other financial institution serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8. Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or telecopy, as follows:

To the Borrower:	Hughes Supply, Inc.
One Hughes Way

Orlando, Florida 32805
Attention: David Bearman, Chief Financial Officer
Telecopy Number: 407-649-1670
Email: David.Bearman@hughessupply.com

with a copy to:	Hughes Supply, Inc.
One Hughes Way
Orlando, Florida 32805
Attention: Jay Clark, Treasurer
Telecopy Number: 407-540-4914
Email: jay.clark@hughessupply.com

To the Administrative Agent:	SunTrust Bank
200 S. Orange Avenue, MC 2064
Orlando, Florida 32801
Attention: William C. Barr
Telecopy Number: (407) 237-4076
Email: william.barr@suntrust.com

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Hope Williams
Telecopy Number: (404) 658-4906

and

King & Spalding
191 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attention: Carolyn Z. Alford
Telecopy Number: (404) 572-5100
Email: czalford@kslaw.com

To any other Lender:	the address set forth in the Administrative Questionnaire

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery, or if emailed, upon receipt of confirmation that such email has been read or deleted; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder or otherwise modify the Fee Letter, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for payment of such Loan, interest or fees, or the termination or reduction of any Term Loan Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22 (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person.

Section 10.3. Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of each of the Administrative Agent, the Arrangers, LCPI, STB and each of the other Lenders and each of their respective affiliates and each of their respective Related Parties (each, an “Indemnitee”) including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Administrative Agent, the Arrangers or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify each of the Indemnities against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) this Agreement, any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. No Indemnitee shall be liable for any damages arising from the use by others of information or others obtained through internet, Intralinks®, or other similar transmission services in connection with this Agreement.

(c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent or the Arrangers under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent or the Arrangers, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Arrangers in their respective capacities as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(f) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment (w) of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Loans at the time owing to it, (x) to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, (y) by STB or LCPI or (z) of funded Term Loans, the aggregate amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $1,000, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon (i) the execution and delivery of the Assignment and Acceptance by the assigning Lender and assignee Lender, (ii) acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, (iii) acceptance thereof from the Borrower to the extent required pursuant to this clause (b) and (iv) if such assignee Lender is a Foreign Lender, compliance by such Person with Section 2.21(e), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount of the Loans (and related interest amounts) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”.

(d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this

Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby , without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.19 and Section 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(e) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Northern District of Georgia, and of any state court of the State of Georgia located in Fulton County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiary to such Lender.

Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent in such capacity constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.19, 2.20, 2.21, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Term Loan Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans hereunder.

Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality.

(a) Each of the Administrative Agent, the Arrangers and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Arrangers, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

(b) Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, the Borrower, the Administrative Agent and the Lenders agree that the Borrower (and each of its employees, representatives or agents) is permitted to disclose to any and all persons, without limitation of any kind, the structure and tax aspects of the Term Loans and the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower related to such structure and tax aspects.

Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement shall be deemed delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

ARTICLE XI

SUBORDINATION TERMS

Section 11.1. General Description of Subordinated Term Loans. If the Subordination Event shall have occurred, then, on the Conversion Date, the outstanding Term Loans plus the aggregate amount of all accrued and unpaid interest and fees thereon and other Obligations hereunder will be automatically converted into senior subordinated term loans (the “Subordinated Term Loans”). From and after the Conversion Date, the Subordinated Term Loans shall constitute “Loans” or “Term Loans”, as the context requires, hereunder and, except as modified by or in accordance with this Article XI, such Subordinated Term Loans (i) will be governed by the terms and conditions of this Credit Agreement and (ii) shall have the same terms as the Term Loans.

Section 11.2. Repayment of Subordinated Term Loans. The outstanding principal amount of all Subordinated Term Loans shall be due and payable (together with accrued and unpaid interest thereon and other obligations owing in connection therewith) on the Maturity Date.

Section 11.3. Subordination Provisions. Prior to June 30, 2004, all Obligations shall be senior unsecured obligations of the Borrower. Effective as of June 30, 2004, the terms of this Article XI shall apply to the Obligations, this Agreement and the other Loan Documents, notwithstanding any other provision in this Agreement to the contrary. As of June 30, 2004, the following terms shall have the following meanings:

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and the rules promulgated thereunder.

“Payment Blockage Period” means a period commencing on the date that the Borrower shall have received notice from any holder of Senior Indebtedness, or any representative thereof, that a Senior Default shall have occurred and that the Borrower is not permitted to make any payments on account of Subordinated Indebtedness and ending on the earlier of (x) the date on which such Senior Default shall have been cured or waived, in accordance with the terms of the applicable Senior Agreement, or (y) 180 days after the commencement of such

Payment Blockage Period. Notwithstanding any other provision of this Agreement, not more than one Payment Blockage Period may be commenced in any consecutive 360-day period, and no fact or circumstance constituting a Senior Default existing on the date of the commencement of any Payment Blockage Period may be used as the basis for the commencement of any subsequent Payment Blockage Period.

“Permitted Junior Securities” means debt or equity securities of the Borrower or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Borrower that are subordinated to the payment of all then outstanding Senior Indebtedness at least to the same extent that the Obligations are subordinated to the payment of all Senior Indebtedness on the Conversion Date, so long as to the extent that any Senior Indebtedness outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Proceeding” means (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Borrower or any of its properties as such, (b) any proceeding for any liquidation, dissolution or other winding-up of Borrower, whether voluntary or involuntary, and whether or not involving insolvency or bankruptcy proceedings, or (c) any assignment for the benefit of creditors or marshaling of assets of Borrower or the appointment of a trustee, receiver, sequestrator, custodian or similar official for Borrower or any of its properties.

“Senior Agreement” means the Existing Credit Agreement, the Note Purchase Agreements, the guaranties, promissory notes and security documents (if any) related to the Existing Credit Agreement and Note Purchase Agreements, and any document, instrument or any agreement that evidences or governs any Indebtedness that extends, increases, refinances, renews, replaces or refunds, in whole or in part, Indebtedness outstanding under the foregoing documents or that is incurred pursuant to a credit commitment under a credit facility that extends, increasing refinances, renews, replaces or refunds, in whole or in part, Indebtedness outstanding under the foregoing documents, including, without limitation, successive extensions, increases, refinancings, renewals, replacements and refundings.

“Senior Default” shall mean a default in the payment of any principal, interest or fees when due under any Senior Agreement.

“Senior Indebtedness” means the principal of, premium, if any, and interest (including any interest accruing after the commencement of a Proceeding, whether or not such interest constitutes an allowable claim in such Proceeding) on, and all other amounts payable by Borrower or any of its Subsidiaries under or in respect of, any Indebtedness incurred under any Senior Agreement and all other documents, instruments and agreements executed by Borrower and its Subsidiaries in connection with any Senior Agreement, including, without limitation, all fees and indemnities, together with all extensions, increasing refinancings, renewals, replacements and refundings thereof, and all costs and expenses incurred by the holders of such Indebtedness, or any holder of such Indebtedness in connection with its enforcement of any rights or remedies under any Senior Agreement or any document executed and delivered in connection therewith, the collection of any such Indebtedness or the protection thereof, or the realization of any collateral security for any such Indebtedness; provided that the aggregate principal amount of Indebtedness outstanding under the Existing Credit Agreement (as amended, modified, supplemented, refinanced, replaced, increased or otherwise) shall not exceed $315,000,000.

“Senior Payment Default” shall mean the failure to pay any principal, premium, interest, fee or other amount comprising Senior Indebtedness when due, after giving effect to any applicable notice and cure periods.

“Subordinated Indebtedness” means all indebtedness, obligations and liabilities of Borrower and its Subsidiaries arising under or evidenced by this Agreement or any of the other Loan Documents, including, without limitation, the principal of, premium, if any, and interest (including any interest accruing after the commencement of a Proceeding, whether or not such interest constitutes an allowable claim in such Proceeding) on, and all other amounts payable by Borrower and its Subsidiaries under or in respect of, any such Indebtedness, including, without limitation, all fees, costs and expenses provided for therein and all amounts for which Borrower and its Subsidiaries indemnify the holders of such Indebtedness thereunder.

Section 11.4. General Description of Subordination Terms. The Borrower and each Term Lender agree that effective as of June 30, 2004, the outstanding Term Loans plus the aggregate amount of all accrued and unpaid interest and fees thereon and other Obligations hereunder will automatically become subordinated in right of payment, to the extent and in the manner provided in this Article XI, to the prior payment in full of all existing and future Senior Indebtedness on the terms set forth below, which subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. This Article XI shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Indebtedness; and such holders are made obligees hereunder and any one or more of them may enforce such provisions, and all such holders shall be deemed to have relied thereon.

Section 11.5. Payment of Principal, Interest or other Amounts. No payment or distribution of any kind, whether direct or indirect (by set-off, recoupment or otherwise) and whether in cash, securities or other property, shall be made on account of principal, interest, fees, expenses or any other amount of any Subordinated Indebtedness, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Indebtedness, by or for the account of Borrower or any of its Subsidiaries, at any time during which any Senior Indebtedness shall remain unpaid or any commitment to lend additional Senior Indebtedness shall remain outstanding; provided, however, that (i) payments of principal, interest and fees on the Subordinated Indebtedness may be paid when due and (ii) prepayments of Subordinated Indebtedness may be paid to the extent contemplated by Section 2.13(b), unless in the case of either clause (i) or (ii), a Senior Payment Default has occurred and is continuing or a Payment Blockage Period is in effect; provided, further, however that nothing in this Section 11.5 shall prohibit the payment of interest in kind or the compounding of interest.

Section 11.6. Liquidation, Dissolution, Bankruptcy. In the event of any Proceeding: (i) all Senior Indebtedness shall first be paid in full in cash before any payment or distribution of any kind, whether direct or indirect (by set-off, recoupment or otherwise) and whether in cash, securities or other property, shall be made by or for the account of Borrower or any of its Subsidiaries in respect of Subordinated Indebtedness (except that the Term Lenders may be paid Permitted Junior Securities), and (ii) any payment or distribution of assets of any kind which would otherwise (but for this Article XI) be payable or deliverable on account of Subordinated Indebtedness shall be paid or delivered directly to the holders of the Senior Indebtedness as their interests may appear for application to and payment of Senior Indebtedness until all Senior Indebtedness shall have been paid in full in cash. So long as any Senior Indebtedness remains outstanding or committed, the agent for the holders of Indebtedness under the Existing Credit Agreement is authorized and empowered, in any Proceeding, in its own name or in the name of the Term Lenders, to (i) file any claim, proof of claim or other instrument of similar character reasonably necessary to enforce the obligations of Borrower and its Subsidiaries in respect of the Subordinated Indebtedness, and (ii) receive and apply to the Senior Indebtedness every payment or distribution referred to in the preceding sentence to which the Term Lenders are entitled in respect thereof and give acceptance therefore.

Section 11.7. Turnover of Improper Payments. If any payment or distribution, whether direct or indirect (by set-off, recoupment or otherwise) and whether in cash, securities or other property, shall be received by any Term Lender from Borrower or any of its Subsidiaries in contravention of any of the terms hereof, such payment or distribution shall be received and held in trust for the benefit of the holders of Senior Indebtedness and shall be promptly paid over and delivered to the holders of Senior Indebtedness as their interests may appear for application to the payment of Senior Indebtedness.

Section 11.8. Standstill. At any time during which a Payment Blockage Period shall be in effect and no Proceeding shall have been commenced and be continuing, no Term Lender shall at any time (i) accelerate the maturity of or otherwise declare due and payable any of the Subordinated Indebtedness, (ii) commence or join with any other creditor in commencing any Proceeding, or (iii) take any other action to collect or enforce any right to receive any payment on account of the Subordinated Indebtedness. In no event shall any Term Lender take any of the actions contemplated in clauses (i), (ii) or (iii) above until a period of thirty (30) consecutive business days has expired after notice of intention to take any such action shall have been given by the Term Lenders to the Borrower and the holders of the Senior Indebtedness.

Section 11.9. Reinstatement. The provisions of this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment in respect of Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness in the event of a Proceeding, all as though such payment had not been made. Without limitation to the foregoing, in the event that any Senior Indebtedness is avoided, disallowed or subordinated pursuant to Section 548 of the Bankruptcy Code or any applicable state fraudulent conveyance laws, whether asserted directly or under Section 544 of the Bankruptcy Code, the provisions of this Agreement shall continue to be effective or be reinstated, as the case may be.

Section 11.10. Subordination Non-Impaired. All rights of the holders of Senior Indebtedness and all agreements and obligations of Subordinated Lender hereunder shall remain in full force and effect irrespective of (and Subordinated Lender hereby waives any right to notice of):

(a) any amendment, modification, waiver of or consent to any term or provision set forth in any document, instrument or other agreement evidencing or securing any of the Senior Indebtedness;

(b) any change in the time, manner or place of payment of, or any other term of, all or any portion of the Senior Indebtedness;

(c) any change, release or non-perfection of any security interest in or lien on any collateral securing all or any portion of the Senior Indebtedness, or any amendment or waiver of or consent to the departure from any guaranty for all or any part of the Senior Indebtedness; or

(d) any circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary in respect of any of the Senior Indebtedness, or a defense available to, or a discharge of, any Term Lender in respect of its obligations under this Agreement.

Section 11.11. Continuing Subordination. The subordination effected by this Agreement is a continuing subordination, and each Term Lender hereby unconditionally waives notice of the incurring of any Senior Indebtedness or any part thereof and reliance by any holder of Senior Indebtedness upon the subordination of this Agreement to Senior Indebtedness. Each Term Lender acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the incurrence or creation of any Subordinated Indebtedness and whether such holder is now known or hereafter becomes known, and each holder of Senior Indebtedness shall be deemed conclusively to have relied upon such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness and shall be entitled to enforce the provisions of this Agreement directly as if it were a party to this Agreement.

Section 11.12. Judgments. If at any time hereafter, any Term Lender obtains any judgment against Borrower or any of its Subsidiaries in respect of any Subordinated Indebtedness, such judgment shall be subject to the subordination provisions of this Agreement and the rights of the holders of Senior Indebtedness to the same extent as such rights apply to Subordinated Indebtedness under this Agreement.

Section 11.13. Amendments and Modifications to this Article XI. Borrower and the Term Lenders shall not amend, supplement or otherwise modify this Article XI in any manner adverse to the holders of the Senior Indebtedness without the prior written consent of the holders of the Senior Indebtedness.

Section 11.14. Subrogation. Upon payment in full of all Senior Indebtedness and the termination of all commitments to lend additional Senior Indebtedness, the Term Lenders shall be immediately subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments and distributions made by the Term Lenders to such holders of Senior Indebtedness pursuant to the provisions of this Article XI) to receive payments and distributions on account of Senior Indebtedness until all amounts owing on account of Subordinated Indebtedness shall be paid in full. No payments or distributions on account of Senior Indebtedness which any Term Lender shall receive by reason of this subrogation, as between Borrower, its Subsidiaries, any of their respective creditors other than the holders of Senior Indebtedness and the Term Lenders, shall be deemed to be a payment on account of any Subordinated Indebtedness and, for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Term Lenders would be entitled except for the provisions of this Agreement, and no payment over pursuant to the provisions of this Agreement to the holders of Senior Indebtedness by the Term Lenders, as between Borrower, its Subsidiaries and any of their respective creditors other than the holders of Senior Indebtedness and the Term Lenders, shall be deemed to be a payment on account of any Senior Indebtedness, it being understood that the provisions of this Articles XI are intended solely for the purpose of defining the relative rights of the Term Lenders, on the one hand, and the holders of Senior Indebtedness, on the other hand.

Section 11.15. Validity of Liens Securing Senior Obligations. Each Term Lender agrees that it will not, in the event of any Proceeding, challenge or contest (or join in any challenge or contest by any third party) the validity, enforceability, perfection or priority of any security interest or lien granted to the holders of the Senior Indebtedness.

Section 11.16. Further Assurances. Each Term Lender and the Borrower agree that they shall promptly execute such further documents and acknowledgments as the holders of the Senior Indebtedness may reasonably require to confirm or evidence their respective obligations and the rights of the holders of the Senior Indebtedness under this Article XI.

Section 11.17. Subordination May Not Be Impaired. No right of any holder of Senior Indebtedness to enforce the subordination of the Subordinated Indebtedness shall be impaired by any act or failure to act by the Borrower or its Subsidiaries or by its failure to comply with this Agreement or any other Loan Document.

Section 11.18. Retention of Mandatory Prepayments. Notwithstanding anything to the contrary in this Section 11 the subordination provisions will not prevent any holder of Subordinated Term Loans from receiving and retaining any proceeds originally received by the Borrower or any Subsidiary of the Borrower that were used to repay Subordinated Term Loans to the extent required under Section 2.13(b) (as modified, if applicable, in accordance with Section 11.13), and the same may be retained by such holder free and clear of any claims by holders of any Indebtedness, pursuant to the subordination provisions or otherwise.

Section 11.19. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their representative (if any).

Section 11.20. Automatic Amendments and Modifications to this Agreement. As of June 30, 2004, the following provisions of this Agreement shall be deemed amended as follows:

(a) Section 5.2(d) shall be amended by replacing the reference to $1,000,000 to $1,250,000;

(b) Article VI shall be amended by replacing such Article in its entirety with the following:

6.1 Leverage Ratio. The Borrower will maintain at all times a Leverage Ratio of not greater than 0.72 to 1.00.

6.2 Fixed Charge Coverage Ratio. The Borrower will maintain at all times a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

6.3 Consolidated Net Worth. The Borrower will maintain at all times a Consolidated Net Worth of not less than the sum of (a) $450,000,000 plus (b) 40% of Consolidated Net Income on a cumulative basis for all preceding Fiscal Quarters, commencing with the Fiscal Quarter ending January 31, 2003; provided, that if Consolidated Net Income is negative in any Fiscal Quarter the amount added for such Fiscal Quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous Fiscal Quarter, plus (c) 100% of the amount by which the Borrower’s “total stockholders’ equity” is increased as a result of any public or private offering of Capital Stock of the Borrower after the Closing Date. Promptly upon the consummation of any such offering of Capital Stock, the Borrower shall notify the Administrative Agent in writing of the amount of such increase in “total stockholders’ equity”.

6.4 Asset Coverage Ratio. The Borrower will maintain at all times an Asset Coverage Ratio of not less than 1.00 to 1.00.

6.5 Minimum Interest Coverage Ratio. The Borrower shall maintain at all times an Interest Coverage Ratio of not less than 2.40 to 1.00 .

6.6 Maximum Total Funded Debt to Consolidated EBITDA Ratio. The Borrower shall maintain at all times a Total Funded Debt to Consolidated EBITDA Ratio of not greater than 5.70 to 1.00.

(a) Section 7.1 shall be amended by replacing (i) the reference to “$20,000,000” in clause (c) thereof to “$25,000,000”, (ii) the reference to “$100,000,000” in clause (h) thereof to “$120,000,000”; and (iii) the reference to $75,000,000 in clause (j) thereof to “90,000,000”; Section 7.1 shall be further amended by adding the following as a new clause (k): “(k) Indebtedness under the Existing Credit Agreement in excess of the commitments existing thereunder on the Closing Date in an amount equal to $25,000,000”;

(b) Section 7.2 shall be amended by replacing the reference to “$20,000,000” in clause (f) thereof to “$25,000,000” and by adding the following as a new clause (h): “(h) commencing on June 30, 2004, Liens securing Senior Indebtedness (as defined in Article XI)”;

(c) Section 7.4 shall be amended by replacing (i) the reference to “$30,000,000” in clause (d) thereof to “$36,000,000”, (ii) the reference to “$25,000,000” in clause (e) thereof to “$30,000,000”, (iii) the reference to “$1,000,000” in clause (f) thereof to “$1,250,000” and (iv) the reference to “$5,000,000” in clause (h) thereof to “$6,000,000”; Section 7.4 is further amended by deleting the last paragraph thereof in its entirety;

(d) Section 7.5 shall be amended by replacing (i) the reference to “$60,000,000” in clause (iii) thereof to “$72,000,000”, and (ii) the reference to 50% in the proviso at the end of such Section to 60%.

(e) Section 7.6 shall be amended by replacing clauses (e) and (f) thereof with the following:

(e) asset sales where, the Company or a Guarantor receives consideration at the time of such asset sale at least equal to the fair market value (as determined in good faith by the board of directors of the Borrower) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefore received by the Borrower or such Guarantor is in the form of cash equivalents.

(f) Section 7.9 shall be amended by replacing the reference therein to “$40,000,000” to “$48,000,000”; and

(g) Sections 7.12 and 7.13 shall no longer apply;

Section 11.21. Other Provisions Related to the Credit Agreement. From and after the Conversion Date:

(a) the Subordinated Term Loans shall be guaranteed by the Subsidiary Loan Parties on a senior subordinated basis consistent with the subordination provisions of the Subordinated Term Loans;

(b) except as specifically provided in this Article XI, the Subordinated Term Loans will have the same covenants and events of default as applicable to the Term Loans.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Borrower by their respective authorized officers as of the day and year first above written.

HUGHES SUPPLY, INC.

By:	/s/Jay Clark	L.S.
Jay Clark
Treasurer

STATE OF GEORGIA

COUNTY OF FULTON

On the 17th day of December, 2003, there personally appeared before me, an officer duly authorized in the jurisdiction aforesaid to administer oaths and take acknowledgements, Jay Clark, who executed the foregoing Senior Term Loan Agreement on behalf of Hughes Supply, Inc. and acknowledged before me that she executed the same for the purpose therein expressed. She is personally known to me or has produced a Florida driver’s license as identification and did take an oath.

/s/Susan Lake

Signature of Officer
Printed Name: Susan Lake
Official Capacity: Notary/Public
My Commission Expires: April 17, 2004
Commission No:

SUNTRUST BANK, as Administrative Agent and as a Lender

By:	/s/David H. Eidson
Name:	David H. Eidson
Title:	Senior Vice President
SunTrust Bank

LEHMAN COMMERCIAL PAPER INC.,
as a Lender

By	/s/G. Andrew Keith
Name:	G. Andrew Keith
Title:	Authorized Signatory

ANNEX I

Term Loan Commitments

Institution	Title	Term Loan Commitment
SunTrust Bank	Administrative Agent	$125,000,000
Lehman Commercial Paper, Inc.	Lender	$125,000,000

Total		$250,000,000